Exhibit 10.3

Letter of Intent

September 16, 2024

CONFIDENTIAL

Capricor Therapeutics, Inc.

Dear Dr. Linda Marbán:

Nippon Shinyaku Co., Ltd., a corporation organized under the laws of Japan, with its principal office located at 14, Nishinosho-Monguchi-cho, Kisshoin, Minami-ku, Kyoto 601-8550, Japan (“NS”), is pleased to submit to Capricor Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, with its principal office located at 10865 Road to the Cure, Ste. 150, San Diego, CA 92121 USA and its subsidiary Capricor, Inc. (collectively “Capricor”), this letter of intent (“Letter of Intent”) regarding an exclusive right to distribute deramiocel (the “Product”) for the treatment of DMD in Europe, as detailed herein, for further collaboration between the parties in addition to US and Japan.

1.Term Sheet

This Letter of Intent and the term sheet attached hereto (“Term Sheet”) shall be binding and shall provide the basis for a definitive agreement (the “Agreement”) to be executed between the parties in accordance with the Binding Schedule set forth in Article 3 below.

2.Payment

NS shall make a payment to Capricor of 15 million U.S. dollars through a purchase of common shares of Capricor Therapeutics, Inc. wherein the purchase price shall be received by Capricor within four (4) days from the execution date of the share purchase agreement (“SPA”) to be entered into between NS and Capricor Therapeutics, Inc. The purchase price of the common shares of Capricor Therapeutics, Inc. shall be at a twenty percent (20%) premium based on the 60-day VWAP prior to the execution date of the SPA.

In addition, NS shall make a payment to Capricor of 20 million U.S. dollars in cash within thirty (30) days from the date of the invoice to be issued by Capricor after the execution of the Agreement.

Capricor and NS shall cooperate in good faith to apply for and obtain exemptions or reductions of any and all withholding taxes.

3.Binding Schedule

The Agreement shall be executed no later than September 30th, 2024 (“Due Date”). Capricor shall provide NS with the first draft of the Agreement within five (5) days after the execution of this Letter of Intent.

Notwithstanding the foregoing, NS shall have the right to extend the Due Date for a period not to exceed ninety (90) days at its sole discretion at any time with notice to Capricor.  In the event of any delay in the provision of such first draft of the Agreement by Capricor, the Due Date shall be further extended by the number of days of such delay.

During the duration of this Letter of Intent, both parties shall engage in good faith negotiations based on the Term Sheet and Capricor shall not engage in any negotiations with any third party on the rights which conflict with those to be granted to NS under the Agreement.

4.Transaction Expenses

Each party shall be responsible for its own respective attorney fees, other professional fees and other transaction fees and expenses related to the matters contemplated herein.

5.Duration

This Letter of Intent shall come into force on the signature date of Capricor below and shall continue to be effective in full force until the earlier of (i) execution of the Agreement, (ii) NS’s written notice to Capricor not to execute the Agreement, and (iii) expiration of the Due Date.

6.Governing Law

This Letter of Intent shall be governed by and construed under the laws of the State of New York without regard to its conflict of law provisions.

7.Arbitration

All disputes, controversies or differences arising out of or in connection with this Letter of Intent shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The place of the arbitration shall be New York, New York or Los Angeles, California and shall be determined by the party that initiated the arbitration. The arbitral proceedings shall be conducted in English. The award of the arbitration shall be final and binding on the parties.

8.Binding Effect

The parties hereto acknowledge and agree that the agreements, covenants and obligations contained in this Letter of Intent are legally binding and enforceable in accordance with their terms.

This Letter of Intent supersedes all prior agreements, discussions, understandings and negotiations, oral, electronic or written, between the parties regarding the subject matter hereof.

Very truly yours,
Nippon Shinyaku Co., Ltd.
By:	/s/ Toru Naki
Name:	Toru Nakai
Title:	President
Date:	September 16, 2024

Accepted and agreed to as of the date below:
Capricor Therapeutics, Inc. (on behalf of itself and Capricor, Inc.)
By:	/s/ Linda Marbán
Name:	Linda Marbán
Title:	CEO
Date:	September 16, 2024